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                                                                      EXHIBIT 21



                 SUBSIDIARIES OF SHEFFIELD PHARMACEUTICALS, INC.

     Name                                                                 Jurisdiction of Incorporation
     ----                                                                 -----------------------------
1.  Ion Pharmaceuticals, Inc. (100% owned subsidiary)                     Delaware

2.  CP Pharmaceuticals, Inc. (100% owned subsidiary)                      Delaware

3.  Systemic Pulmonary Delivery, Ltd. (100% owned subsidiary)             Bermuda

4.  Respiratory Steroid Delivery, Ltd. (80.1% owned subsidiary)           Bermuda